Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aviat Networks, Inc.
Santa Clara, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-178467, 333-163542 and 333-140442) of Aviat Networks, Inc. of our reports dated September 30, 2015, relating to the fiscal 2015 consolidated financial statements and financial statement schedule, and the effectiveness of Aviat Networks, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of July 3, 2015.

/s/ BDO USA, LLP
San Jose, California
September 30, 2015